Exhibit 10.3

IR SHARES ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of May 2, 2008, by and between Kentucky USA Energy, Inc., a Delaware corporation (the “Company”), and Gottbetter & Partners, LLP (the “Escrow Agent”).

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among the Company, a wholly-owned subsidiary of the Company (“Acquisition Corp.”) and KY USA Energy, Inc., a Kentucky corporation (“KY USA”), Acquisition Corp. will merge with and into KY USA (the “Merger”), with KY USA being the surviving corporation in the Merger;

WHEREAS, the Company has agreed to issue 5,000,000 shares (the “IR Escrow Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), to consultants providing investor relations services to the Company; and

WHEREAS, the parties hereto desire to establish an escrow account to provide for the safekeeping of the IR Escrow Shares until such time as the IR Escrow Shares are released by the Escrow Agent in accordance with the terms and conditions of this Agreement.

All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Escrow and Consultants.

(a) Escrow of Shares.  At the Closing of the Merger, the Company shall deposit with the Escrow Agent certificate(s) representing an aggregate of 5,000,000 shares of Common Stock issued in the name of the Escrow Agent or its nominee.  The IR Escrow Shares shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  The Escrow Agent agrees to hold the IR Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b) IR Consultants.  The Company agrees that the IR Escrow Shares shall be held in escrow by the Escrow Agent pursuant to this Agreement for its benefit as set forth herein and that the IR Escrow Shares shall be released to consultants retained by the Company to provide public and investor relations services to the Company.

(c) Dividend, Etc.  Any securities distributed in respect of or in exchange for any of the IR Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account.  Such securities shall be considered IR Escrow Shares for purposes hereof.  Any cash dividends or property (other than securities) distributed in respect of the IR Escrow Shares shall promptly be distributed by the Escrow Agent to the Company.

(d) Voting of Shares.  The Company shall have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the IR Escrow Shares, and the Escrow Agent shall comply with any such written instructions.  In the absence of such instructions, the Escrow Agent shall not vote any of the IR Escrow Shares.

2. Distribution of IR Escrow Shares.  Subject to the provisions of Section 4 herein, the Escrow Agent shall release the IR Escrow Shares as follows:

(a) The Escrow Agent shall distribute the IR Escrow Shares only in accordance with written instructions, substantially in the form of Exhibit A hereto (the “Instructions”), delivered to the Escrow Agent that is executed by the Company and that instructs the Escrow Agent as to the distribution of some or all of the IR Escrow Shares.

(b) Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the IR Escrow Shares in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

(c) The Company acknowledges that the only terms and conditions upon which the IR Escrow Shares are to be released are set forth in this Agreement.  The Company reaffirms its agreement to abide by the terms and conditions of this Agreement with respect to the release of the IR Escrow Shares.  Any dispute with respect to the release of the IR Escrow Shares shall be resolved pursuant to Section 4 herein or by agreement between the parties.

3. Duties and Responsibilities of Escrow Agent.  The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

(a) The Company acknowledges and agrees that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether the Company is entitled to receipt of the IR Escrow Shares pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult with counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b) The Company acknowledges that the Escrow Agent is acting solely as a stakeholder at its request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement.  The Company agrees to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent’s partners, employees, agents and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent committed in its capacity as Escrow Agent under this Agreement.  The Escrow Agent shall owe a duty only to the Company under this Agreement and to no other person.

(c) The Company agrees to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

(d) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty days prior written notice of resignation to the Company.  Prior to the effective date of the resignation as specified in such notice, the Company will issue to the Escrow Agent an instruction authorizing delivery of the IR Escrow Shares to a substitute escrow agent selected by the Company.  If no successor escrow agent is named by the Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor escrow agent, and to deposit the IR Escrow Shares with the clerk of any such court.

(e) The Escrow Agent does not have and will not have any interest in the IR Escrow Shares, but is serving only as escrow agent in connection therewith, having only possession thereof.

(f) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(g) The provisions of this Agreement shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4. Dispute Resolution.  Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the IR Escrow Shares, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the IR Escrow Shares pending receipt of Instructions from the Company, or (ii) deposit the IR Escrow Shares with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the IR Escrow Shares.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order.  In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Company or to any other person, firm, corporation or entity by reason of such compliance.

5. Termination of Escrow.  The escrow account established hereby shall terminate upon the delivery by the Escrow Agent of all of the IR Escrow Shares in accordance with this Agreement.

6. Notices.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below.  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Company:

Kentucky USA Energy, Inc.
321 Somerset Road
London, KY  40741
Attn:  Steven D. Eversole, Chief Executive Officer

with a copy to (which shall not constitute notice hereunder):

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

If to the Escrow Agent:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent.  Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 6.

7. General.

(a) Governing Law; Assigns.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d) Waivers.  No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.  No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e) Amendment.  This Agreement may be amended only with the written consent of the Company and the Escrow Agent.

(f) Consent to Jurisdiction and Service.  The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Agreement.  In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 6 hereof.

(g) Acknowledge and Waiver of Conflict.  The parties hereby acknowledge that the Escrow Agent has represented the Company in connection with the Merger.  The Company hereby waives any conflict of interest arising by virtue of the Escrow Agent’s representation of the Company, and hereby agrees to acknowledge and approve the taking of any action by the Escrow Agent reasonably necessary to protect and preserve its rights under this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this IR Shares Escrow Agreement as of the day and year first above written.

KENTUCKY USA ENERGY, INC.

By:        /s/ Steven D. Eversole
Name:   Steven D. Eversole
Title:      Chief Executive Officer

GOTTBETTER & PARTNERS, LLP

By:        /s/ Adam S. Gottbetter
Name:   Adam S. Gottbetter
Title:      Partner

EXHIBIT A

Form of Instructions

Mr. Adam S. Gottbetter
Gottbetter & Partners, LLP
488 Madison Ave., 12th Floor
New York, NY  10022
Phone:  212-400-6900
Facsimile:  212-400-6901

Re:           Kentucky USA Energy, Inc.

Dear Mr. Gottbetter:

With respect to the IR Shares Escrow Agreement by and between Kentucky USA Energy, Inc. and Gottbetter & Partners, LLP, as escrow agent, we hereby authorize the release of the IR Escrow Shares to the following public and investor relations firms:

Name of Firm	Number of Shares

KENTUCKY USA ENERGY, INC.

By:	/s/
Name: Steven D. Eversole
Title: Chief Executive Officer